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                                                                    EXHIBIT 3.41

                     STONEY RIVER LEGENDARY MANAGEMENT, L.P.

                          LIMITED PARTNERSHIP AGREEMENT

                  THIS AGREEMENT is made this 24th day of May, 2000, to form a limited partnership among O'Charley's Management Company, Inc., a Tennessee corporation, as General Partner, and Stoney River Management Company, Inc., a Delaware corporation, as Limited Partner (the General Partner and Limited Partner are collectively referred to herein as the "Partners").

                                   WITNESSETH:

                               ARTICLE I. GENERAL

         A. FORMATION; NAME. The parties hereto hereby form a limited partnership under the Georgia Revised Uniform Limited Partnership Act, O.C.G.A. Sections 14-9-100 et seq. (the "Act"). The name of the Partnership shall be "Stoney River Legendary Management, L.P." The Partnership will become effective upon the execution of this Agreement and the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Georgia (the "Effective Date").

         B. CHARACTER OF BUSINESS. The purpose and business of the Partnership shall be the conduct of any business or activity that may be conducted by a limited partnership organized pursuant to the Act.

         C. RECORD OFFICE AND AGENT FOR SERVICE. The address of the record office of the Partnership shall be 1201 Peachtree Street, N.E., Atlanta, Georgia 30361. The agent for service of process shall be CT Corporation System, whose address is the same as the record office.

         D. TERM. The term of the Partnership will begin on the Effective Date and will end on January 1, 2050, unless terminated earlier by operation of law or pursuant to this Agreement.

         E. PARTNERS' NAMES AND BUSINESS ADDRESSES. The names and business addresses of each of the Partners are as follows:

         O'Charley's Management Company, Inc.
         3038 Sidco Drive
         Nashville, TN 37204

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         Stoney River Management Company, Inc.
         300 Delaware Avenue, Suite 900
         Wilmington, DE 19801

         F. ADMISSION OF ADDITIONAL GENERAL PARTNERS. The General Partner may admit additional General Partners with the prior written consent of all General Partners provided such newly admitted General Partner agrees to be bound by the terms of this Agreement as though originally a party hereto. Any such General Partner admitted shall be included in the reference to the General Partner.

         G. ADMISSION OF ADDITIONAL LIMITED PARTNERS. The General Partner may admit additional Limited Partners with the prior written consent of all General Partners provided such newly admitted Limited Partner agrees to be bound by the terms of this Agreement as though originally a party hereto. Any such Limited Partner admitted shall be included in the reference to the Limited Partner.

              ARTICLE II. CAPITAL CONTRIBUTIONS AND UNIT ALLOCATION

         A. INITIAL CAPITAL CONTRIBUTIONS AND UNITS. Initial contributions shall be as set forth in Schedule A attached hereto, and each Partner shall receive the number of units shown on Schedule A. If any additional General or Limited Partner shall be subsequently admitted, the General Partner shall determine the capital contribution required of such additional Partner and the number of units to be assigned to such additional Partner, based on a good-faith determination of the fair market value of units at such time.

         B. ADDITIONAL CAPITAL CONTRIBUTIONS. No additional capital contributions shall be required of any Partner. If a Partner makes additional capital contributions, additional units may be issued to such Partner with the written consent of all of the Partners. The General Partner shall determine the number of units to be assigned to the contributing Partner in exchange for the contribution, based on a good-faith determination of the fair market value of units at such time. Furthermore, capital contributions may be made with or without the issuance of additional units if such contributions are made by all Partners pro rata based on the number of units they hold.

         C. LOANS BY PARTNERS. The General Partner may loan funds to the Partnership on arm's-length terms and the Limited Partner may loan funds to the Partnership with the permission of the General Partner and on such arm's-length terms as the General Partner shall determine to be appropriate.

         D. INTEREST ON CONTRIBUTIONS. Capital contributions to the Partnership shall not earn interest, except as otherwise expressly provided in this Agreement.

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         E.       WITHDRAWAL AND RETURN OF CONTRIBUTION. Except as otherwise provided in this Agreement, no Partner shall be entitled to withdraw or to the return of a capital contribution.

                          ARTICLE III. CAPITAL ACCOUNTS

         Capital accounts shall be maintained for Partners in accordance with federal tax requirements and other applicable law. The Limited Partner shall not be obligated to restore any deficit in its capital account. Solely for purposes of the preceding sentence, "Limited Partner" means any Partner who does not have unlimited liability for Partnership debts under applicable law.

                             ARTICLE IV. ALLOCATIONS

         A. PROFITS AND LOSSES. Profits and losses shall be allocated among the Partners pro rata on the basis of the number of units they hold, except for losses attributable to deductions that are not nonrecourse deductions occurring after the Limited Partner's capital account is zero or less, in which case all losses attributable to deductions that are not nonrecourse deductions shall be allocated to the General Partner. Solely for purposes of the preceding sentence, "Limited Partner" means any Partner who is not obligated to restore any deficit in such Partner's capital account, and "General Partner" means any Partner who is so obligated. If, under the foregoing definition, there is no General Partner, such deductions shall be allocated to all Partners in proportion to their number of units.

         B. QUALIFIED INCOME OFFSET. If a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of income and gain shall be allocated to any Partner with a deficit capital account in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

         C.       MINIMUM GAIN CHARGEBACK.

                  1. If there is a net decrease in Partnership Minimum Gain for a fiscal year of the Partnership, then each Partner shall be allocated items of income and gain for such year (and if necessary for subsequent years) in accordance with Reg. Section 1.704-2(f).

                  2. Partnership Minimum Gain shall be determined in accordance with and have the meaning ascribed to such term by Reg. Section 1.704-2(d).

                  3. A Partner's share of Partnership Minimum Gain shall be determined in accordance with and have the meaning ascribed to such term by Reg.
Section 1.704-2(g).

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         D.       NONRECOURSE DEBT OF THE PARTNERSHIP. Each Partner's share of nonrecourse liabilities and allocation of deductions attributable thereto shall be in accordance with federal tax requirements and other applicable law.

         E. TAX ALLOCATIONS WITH RESPECT TO PROPERTY CONTRIBUTIONS. Whenever property contributed to the Partnership by a Partner has a basis different from its fair market value at the time of contribution (or has a basis determined by reference to such property), allocation of income, gain, loss and deductions with respect to such property shall be in accordance with federal tax requirements and other applicable law.

         F. ALLOCATIONS UPON THE ADMISSION OF ADDITIONAL PARTNERS. In the event additional Partners are admitted to the Partnership on different dates during any fiscal year, the profits or losses allocated to the Partners for each such fiscal year shall be allocated among the Partners in proportion to the interest in the Partnership each holds from time to time during such fiscal year in accordance with Code Section 706 using any convention permitted by law and selected by the General Partner.

         G. ITEMS NOT SPECIFICALLY DEALT WITH. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided by allocating such items to each Partner in accordance with such Partner's interest in the profits and losses of the Partnership.

         H. CONSTRUCTION. The provisions of this Article IV (and other related provisions in this Agreement) pertaining to the allocation of items of Partnership income, gain, loss, deductions, and credit shall be interpreted consistently with the Regulations issued under Code Section 704 and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.

         I. ALLOCATIONS BINDING ON PARTNERS. The Partners are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Partnership income and loss for income tax purposes.

                            ARTICLE V. DISTRIBUTIONS

         A. UNIT DISTRIBUTIONS. The General Partner shall determine when distributions shall be made and the amount of the distributions. Distributions shall be made pro rata based upon the number of units each Partner shall hold. Distributions in kind shall be made only if all property is distributed to all Partners pro rata (with all Partners receiving identical fractional interests in all property distributed) or if any other in-kind distribution is consented to by all Partners, and in the case of any in-kind

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distribution, capital accounts shall be appropriately adjusted as required by this Agreement and federal tax law. The General Partner shall in all cases be subject to fiduciary duties with respect to any decision to make distributions or accumulate Partnership earnings.

         B. AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement.

                ARTICLE VI. RIGHTS, DUTIES AND POWERS OF PARTNERS

         A. POWER OF GENERAL PARTNER TO MANAGE THE BUSINESS. The General Partner shall have full and exclusive power and authority on behalf of the Partnership, in its name, to manage, control, administer and operate the business and affairs of the Partnership, and to do or cause to be done any and all acts deemed by the Partners to be necessary or appropriate thereto, and the scope of such power and authority shall encompass all matters in any way connected with such business or incident thereto.

         B. SPECIFIC POWERS OF THE GENERAL PARTNERS. The General Partner shall have the power:

                  1. To purchase, lease, or otherwise acquire real or personal property considered necessary or appropriate to carry on and conduct the business of the Partnership;

                  2. To borrow money for the business of the Partnership and from time to time, without limit as to amount, to draw, make, execute, and issue promissory notes and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of the sums so borrowed and to mortgage, pledge, or assign in trust all or any part of the Partnership's property or assets, or to assign any money owing or to be owing to the Partnership, and to engage in any other means of financing;

                  3. To enter into any agreement for sharing of profits or joint venture with any person, firm, corporation, government or agency thereof engaged in any business or transaction that this Partnership is authorized to engage in, or any business or transaction capable of being conducted so as to directly or indirectly benefit this Partnership;

                  4. To manage, administer, conserve, improve, develop, operate, lease, utilize and defend the Partnership's property or assets, and to contract with third parties for such purposes, and to do any and all other things necessary or appropriate to carry out the terms and provisions of this Agreement that would or might be done by a normal and

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prudent person in the management, administration, conservation, improvement, development, operation, lease and utilization of his own property;

                  5. To enter into, execute and deliver any easements, licenses or other agreements customarily employed in connection with the acquisition, sale, management, administration, conservation, improvement, development, operation, lease and utilization of properties or assets of the type owned by the Partnership, and any and all other instruments or documents considered by the Partners to be necessary or appropriate to carry on and conduct the business of the Partnership;

                  6. To sell, assign, convey, or otherwise dispose of for such consideration and upon such terms and conditions as the Partners may determine, all or any part of Partnership's property or assets, any interest therein or part thereof, or any interest payable therefrom, and in connection therewith to execute and deliver such deeds, assignments, and conveyances containing such warranties as the Partners may determine;

                  7. To employ on behalf of the Partnership agents, employees, accountants, lawyers, clerical help, and such other assistance and services as may seem proper and to pay therefor such remuneration as the Partners may deem reasonable and appropriate;

                  8. To purchase, lease, rent, or otherwise acquire or obtain the use of machinery, equipment, tools, materials, and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership, and to incur expenses for travel, telephone, telegraph, insurance, and for such other things, whether similar or dissimilar, as may be deemed necessary or appropriate for carrying on and performing the business of the Partnership;

                  9. To pay insurance premiums, property taxes, and any other amounts necessary or appropriate to the management, administration, conservation, improvement, development, operation, lease or utilization of any Partnership property or asset;

                  10. To make and to enter into such agreements and contracts with such parties and to give such receipts, releases, and discharges with respect to any and all of the foregoing and any matters incident thereto as the Partners may deem advisable or appropriate;

                  11. To sue and be sued, complain and defend in the name of and on behalf of the Partnership;

                  12. To quitclaim, surrender, release, or abandon any Partnership property or asset with or without consideration therefor;

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                  13.      To make such classifications, determinations, and
allocations as the Partners may deem advisable, having due regard for any relevant generally accepted accounting principles; and

                  14. To take such other action and to perform such other acts as may be deemed appropriate to carry out the business and affairs of the Partnership.

         C. LIMITS ON POWERS OF GENERAL PARTNERS. The General Partner may do the following only with the prior written consent of all the Partners:

                  1. Perform any act in contravention of the Partnership Agreement;

                  2. Make, execute or deliver any assignment for the benefit of creditors or any bond or confession of judgment;

                  3. Become a surety, guarantor or accommodation party to any obligation;

                  4. Perform any act that would make it impossible to carry on the ordinary business of the Partnership;

                  5. Possess Partnership property in the General Partner's name or assign the General Partner's rights in specific Partnership property for other than a Partnership purpose.

         D. TIME DEVOTED TO THE BUSINESS. The General Partner shall not be required to devote all of such Partner's time to the business.

         E. LIMITATION OF LIABILITY OF GENERAL PARTNERS. The General Partner shall not be liable to the Partnership or to any Partner for loss or damage caused by any act or omission in such capacity, except for any act or omission involving intentional misconduct or a knowing violation of law, or any transaction for which the General Partner received a personal benefit in violation or breach of any provision of this Partnership Agreement. Without limiting the generality of the foregoing, the General Partner shall not be personally liable for return of the capital of any Limited Partner, or the return of any other contribution to the Partnership made by any Limited Partner.

         F. INDEMNIFICATION OF GENERAL PARTNER. The Partnership shall indemnify the General Partner against expenses, including reasonable attorneys' fees, actually and reasonably incurred by the General Partner in connection with any claim relating to the General Partner's acting or failing to act in such capacity, except for any act or omission involving intentional misconduct or a knowing violation of law, or any transaction for

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which such General Partner received a personal benefit in violation or breach of any provision of this Partnership Agreement.

         G. PROHIBITION OF MANAGEMENT BY LIMITED PARTNERS. The Limited Partner shall not participate in the management of the Partnership or in the business of the Partnership. (This provision shall not prevent a Limited Partner from being an agent, employee, officer, director, or shareholder of the General Partner, from attending Partner meetings, from rendering advice to the General Partner, or from guaranteeing or assuming any obligation of the Partnership, so long as such activity does not constitute participation in management under applicable law.) The Limited Partner shall have no authority to act for the Partnership or to bind it. The Limited Partner shall have no authority to sign any writing for the Partnership. The Limited Partner shall receive no salary from the Partnership or compensation for any service for the Partnership unless such compensation is approved in writing by the General Partner.

         H. LIABILITY OF LIMITED PARTNER. The liability of the Limited Partner for the obligations or losses of the Partnership shall not exceed the contributions such Limited Partner has previously made or has agreed to make pursuant to Article II hereof.

                      ARTICLE VII. ASSIGNMENT AND TRANSFER
                             OF PARTNERSHIP INTEREST

         A. RIGHT TO SELL OR ASSIGN. A General or Limited Partner may sell, assign or transfer any of the units in the Partnership owned by such Partner (subject to the rights provided under Paragraph B), but such purchaser, assignee or transferee shall not become a Partner in the Partnership except as provided in Paragraphs F and G of Article I.

         B. RIGHTS OF PARTNERSHIP. With respect to any proposed sale, assignment or transfer of an interest in the Partnership or any portion thereof, the Partnership shall have a right of first refusal to acquire such interest on the same terms as the proposed sale, assignment or transfer, except that cash may be substituted for any consideration other than cash or notes of the buyer. With respect to any involuntary transfer, the Partnership shall have an option to acquire such interest for seventy percent of its fair market value, or alternatively and at its election, for the amount of any positive balance in the capital account attributable to such interest, or for One Dollar ($1) per unit if there is no positive balance in such capital account. The rights and options granted to the Partnership pursuant to this paragraph may be exercised pro rata by all Partners electing to join in the exercise if not exercised by the Partnership.

                    ARTICLE VIII. DISSOLUTION AND LIQUIDATION

         A. DISSOLUTION. The Partnership shall be dissolved upon the happening of any of the following:

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                  1.       The election to terminate the Partnership by the
General Partner unless the Limited Partner consents to continue the Partnership;

                  2. The Partnership being adjudicated insolvent or bankrupt;

                  3. The General Partner ceasing to be a General Partner by reason of an event described in Section D hereof, unless at the time there is at least one other General Partner who elects to continue the Partnership, but the Partnership shall not be dissolved if, within ninety (90) days after the occurrence of such event, the Limited Partner elects to continue the Partnership as provided in Section E; or

                  4.       In any event on January 1, 2050.

         B. LIQUIDATION. Except as otherwise provided in Section E hereof, upon a dissolution of the Partnership, the General Partner shall be the liquidator of the Partnership; or, if there is no General Partner at the time of dissolution, the Limited Partner shall select a liquidator. The liquidator so determined shall liquidate the Partnership's assets and shall do so as promptly as is consistent with obtaining fair value for them, and shall apply and distribute the assets of the Partnership as follows:

                  1. First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors of the Partnership other than the Partners;

                  2. Second, to the payment and discharge of all of the Partnership's debt and liabilities to creditors of the Partnership that are Partners;

                  3. Third, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

         C. COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS. In the event the Partnership is "liquidated" within the meaning of Reg. Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article VIII by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; provided, however, that such trust may only be created if the Partnership has received an opinion from counsel, which is

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generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association that would be taxed as a corporation for federal income tax purposes.

         D. DISQUALIFICATION OF GENERAL PARTNER. The General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events:

                  1. Death of the General Partner (or dissolution or termination if a General Partner is an entity, or distribution of all interest in the Partnership by the fiduciary if a General Partner is an estate);

                  2.       Withdrawal of the General Partner;

                  3.       Removal of the General Partner;

                  4. The assignment by the General Partner for the benefit of creditors;

                  5. The filing of a voluntary petition in bankruptcy by the General Partner, or the adjudication of the General Partner as bankrupt or insolvent;

                  6. The filing by the General Partner of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for the General Partner;

                  7. The consent or acquiescence by the General Partner in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of the General Partner's property;

                  8. A proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, or similar relief, which has not been dismissed within one hundred twenty (120) days after the commencement of such proceeding; or

                  9. The appointment without the General Partner's consent or acquiescence of a trustee or receiver of the General Partner or all or any substantial part of the General Partner's property unless the appointment is vacated or stayed within ninety (90) days after such appointment (and if stayed, is vacated within ninety (90) days after the expiration of such stay).

         E. SUCCESSOR PARTNERSHIP. Upon the occurrence of an event described in Section D hereof, if at the time there is not at least one other General Partner who elects to continue the Partnership, the Partnership shall thereafter be liquidated pursuant to Section B hereof unless, within ninety (90) days after such occurrence, the remaining

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Partners having in excess of a majority of outstanding units owned by such remaining Partners elect in writing to continue the Partnership. If an election to continue the Partnership is made by the Partners, and there is no General Partner, a successor General Partner shall be selected by the Limited Partners having a majority of outstanding units owned by the Limited Partners. If an election to continue the Partnership is made by the majority of the Limited Partners, then the successor General Partner shall have at least a one percent (1%) interest in the profits and losses, distributions and other items of the Partnership (with a corresponding reduction in the Limited Partners' interest in the Partnership); this interest may be sold or given by the Limited Partners to the new General Partner. This Agreement shall be amended in order to reflect the admission of the new General Partner. The interest of any General Partner who ceases to be a General Partner shall automatically be converted into a Limited Partner interest representing the General Partner's then effective interest in the profits and losses, distributions and other items of the Partnership. The Certificate of Limited Partnership shall be amended to reflect the changes described herein.

                     ARTICLE IX. BOOKS, REPORTS, ACCOUNTING
                                AND TAX ELECTIONS

         A. DOCUMENTS AT RECORD OFFICE. The General Partner shall maintain or cause to be maintained at the Partnership's record office, complete and accurate books and records with respect to all Partnership business and transactions, which books and records shall be kept in accordance with generally accepted accounting principles. At a minimum, the General Partner shall keep the following books and records at the record office of the Partnership: (i) a current list of the full name and last known business address of each Partner set forth in alphabetical order; (ii) a copy of the Certificate of Limited Partnership and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;
(iii) copies of the Partnership's federal, state, and local income tax returns and reports for the three (3) most recent years; and (iv) copies of any effective written Partnership agreements and of any financial statements of the Partnership for the three (3) most recent years.

         B. FISCAL YEAR AND METHOD OF ACCOUNTING. The Partnership's fiscal year for both tax and financial reporting purposes shall end on the last Sunday in December of each year. The method of accounting for both tax and financial reporting purposes shall be the accrual method.

         C.       REPORTS AND STATEMENTS.

                  1. Within ninety (90) days of the end of each fiscal year of the Partnership, the General Partner, at the expense of the Partnership, shall cause to be delivered to the Limited Partner with respect to the just completed fiscal year of the

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Partnership such information as shall be necessary for the preparation by the
Limited Partner of its federal, state and local income and other tax returns.

                  2. Within ninety (90) days after the end of each fiscal year of the Partnership, the General Partner shall cause to be delivered to the Limited Partner unaudited financial statements of the Partnership for the just completed fiscal year, prepared at the expense of the Partnership.

                  3. Within thirty (30) days after the end of each fiscal quarter the General Partner shall, at the Partnership's expense, cause to be delivered to the Limited Partner unaudited financial reports of the Partnership for the just completed fiscal quarter.

         D.       TAX ELECTIONS.

                  1. The Tax Matters Partner shall have the sole discretion and authority to make or revoke any elections on behalf of the Partnership for tax purposes.

                  2. Without limiting the generality of paragraph 1, in the event of a transfer of all or part of the interest of a Partner in the Partnership, at the request of the transferee, the Tax Matters Partner may cause the Partnership to elect, pursuant to Code Section 754, or any corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Code Sections 734 and 743. The cost of such election shall be borne by the transferee requesting such election.

         E. TAX MATTERS PARTNER. O'Charley's Management Company, Inc. is designated as the Tax Matters Partner of the Partnership, as provided in Regulations pursuant to Code Section 6231 (the "Tax Matters Partner") and authorized to perform such duties as are required or appropriate thereunder. If O'Charley's Management Company, Inc. is no longer a General Partner, the then General Partner shall designate a successor Tax Matters Partner from among their number. Each Partner by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

                            ARTICLE X. MISCELLANEOUS

         A. AMENDMENTS. Except as provided in Section E hereof, amendments to this Agreement shall be undertaken and effective only with the written consent of all of the Partners.

         B. BANK ACCOUNTS. Partnership funds shall be deposited in the name of the Partnership in accounts designated by the General Partner, and withdrawals shall be made only by persons duly authorized by the General Partner.

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         C.       BINDING EFFECT. Except as provided to the contrary, the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of all the Partners, their personal representatives, heirs, successors, and assigns.

         D. CAPTIONS, GENDER AND NUMBER. The captions in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the actual identity of the organization, person or persons may require.

         E. CHOICE OF LAW AND SEVERABILITY. This Agreement shall be construed in accordance with the law of the State of Georgia. If any provision of this Agreement shall be contrary to the laws of the State of Georgia or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but this shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement.

         F. COUNTERPARTS. This Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

         G. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Partners regarding the terms and operations of the Partnership, except for any amendments to this Agreement adopted in accordance with Section A hereof. This Agreement supersedes all prior and contemporaneous agreements, statements, understandings, and representations of the parties regarding the terms and operation of the Partnership, except as provided in the preceding sentence.

         H. LAST DAY FOR PERFORMANCE OTHER THAN A BUSINESS DAY. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a business day, the last day for such performance or exercise shall be the first business day immediately following the otherwise last day for such performance or such exercise. A business day means a day other than a Saturday, Sunday or a legal holiday on which federally chartered banks are generally closed for business.

         I. NOTICES. All notices, requests, consents or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in

Agreement of Limited Partnership - Stoney River Legendary Management person or by fax, (ii) one (1) day after having been delivered to an overnight air courier, or (iii) three (3) days after having been deposited in the mail as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following address (or at such other address as shall be given in writing by a party hereto):

                  1. If to the Partnership or to the General Partner, to the intendedrecipient at:

                           O'Charley's Management Company, Inc.
                           3038 Sidco Drive
                           Nashville, Tennessee 37204

                  2. If to a Limited Partner, to the intended recipient at the name and address listed in Article I(E).

Agreement of Limited Partnership - Stoney River Legendary Management

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                    GENERAL PARTNER:

                                    O'CHARLEY'S MANAGEMENT COMPANY, INC.

                                    /s/ Gregory L. Burns
                                    ----------------------------------
                                    By: Gregory L. Burns
                                    Title: President

                                    LIMITED PARTNER:

                                    STONEY RIVER MANAGEMENT COMPANY, INC.

                                    /s/ Gregory L. Burns
                                    ----------------------------------
                                    By: Gregory L. Burns
                                    Title: Gregory L. Burns

Agreement of Limited Partnership - Stoney River Legendary Management

                                   SCHEDULE A
                         CAPITAL CONTRIBUTIONS AND UNITS

              Partner                                     Capital Contribution               Number of Units
              -------                                     --------------------               ---------------
O'Charley's Management Company, Inc.,                             $ 10                              1
General Partner

Stoney River Management Company, Inc.,                            $990                             99
Limited Partner

                               FIRST AMENDMENT TO
                                   SCHEDULE A
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     STONEY RIVER LEGENDARY MANAGEMENT, L.P.

                         CAPITAL CONTRIBUTIONS AND UNITS

         Partner                          Capital Contribution                      Number of Units
         -------                          --------------------                      ---------------
Stoney River, LLC,                               $ 10                                     1
General Partner

Stoney River Management
Company, Inc.,                                   $990                                    99
Limited Partner

                                     Attest:  The above information is true,
                                     complete and correct as of the 27th day of December, 2002.

                                     GENERAL PARTNER

                                     STONEY RIVER, LLC

                                     By: /s/ Gregory L. Burns
                                         -------------------------------------
                                     Name: Gregory L. Burns
                                     Title: Chief Manager/President

                                     LIMITED PARTNER

                                     STONEY RIVER MANAGEMENT
                                        COMPANY, INC.

                                     By: /s/ Gregory L. Burns
                                         -------------------------------------
                                     Name: Gregory L. Burns
                                     Title: President

                 COUNTERPART TO LIMITED PARTNERSHIP AGREEMENT OF
                     STONEY RIVER LEGENDARY MANAGEMENT, L.P.

         The undersigned General Partner of Stoney River Legendary Management, L.P. (the "Partnership"), in conjunction with its admission to the Partnership as a General Partner, hereby agrees to become a party to, and hereby agrees to be bound by the terms and conditions of, this Limited Partnership Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Counterpart as of the 27th day of December, 2002.

                                            STONEY RIVER, LLC

                                            By: /s/ Gregory L. Burns
                                                --------------------------------
                                            Name: Gregory L. Burns
                                            Title: Chief Manager and President